Exhibit 10.6

Addendum I to Services Agreement

This addendum (the “Addendum”), dated as of March 14, 2013, is made by and between Alcobra Ltd., a company incorporated under the laws of the State of Israel with its principal office at 35 Ehad Ha’am St., Tel Aviv, Israel (“Company”), and Mr. Udi Gilboa, Israeli ID 022513659 (“Consultant”) (each a “Party”, and together the “Parties”).

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (as defined below).

Whereas	the Parties have entered into a certain Services Agreement (the “Agreement”), dated March 1, 2008, pursuant to which Consultant provides Company with certain Services (including as Company’s CFO and COO); and

Whereas	Company is currently contemplating an Initial Public Offering of the Company’s Ordinary Shares on the NASDAQ Capital Market (an “IPO”), subsequent to which intensified efforts in performance of Services shall be required of Consultant; and

Whereas	the Parties wish to amend and modify the Agreement with respect to the compensation and benefits to which Consultant shall be entitled to for performance of the Services subsequent to the IPO;

NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, the Parties hereto, intending to be legally bound, have agreed as follows:

1.	Subject to and effective upon consummation of IPO, certain provisions of the Agreement shall be revised as follows:

1.1.	Notwithstanding Section 7.2 of the Agreement, the “Notice Period” required in the event of termination without cause shall be 90 days.

1.2.	Notwithstanding Section 1 of Annex A to the Agreement, the “Monthly Fee” awarded to Consultant for performance of Services shall be an amount (VAT inclusive) equivalent to a NIS 45,000 salary plus benefits.

1.3.	Notwithstanding Section 3 of Annex A to the Agreement, in addition to the Monthly Fee and reimbursement of out-of-pocket expenses, Company shall either (i) place at Consultant’s disposal a company car, in accordance with Company’s policies in effect from time to time with respect to Company employees, or (ii) at Company’s sole discretion, reimburse Consultant for the use of his own private car in accordance with Company’s policies in effect from time to time with respect to Company employees.

2.	All other provisions of the Agreement shall continue in full force and effect with the necessary changes resulting from this Addendum.

IN WITNESS WHEREOF, the Parties have executed this Addendum as of the date first above written.

/s/ Yaron Daniely	/s/ Udi Gilboa

Alcobra Ltd.	Udi Gilboa

By: Yaron Daniely

Title: Chief Executive Officer